Exhibit 99.1

VeriChip Corporation Enters Into Development and Supply Agreement with
Medical Components, Inc. Valued at More Than $3 Million

Upon Completion of New, Smaller RFID Microchip and FDA Approval of Combined Device, VeriChip to Supply Medcomp With
RFID Microchips to Implant in Medcomp’s Vascular Catheters

DELRAY BEACH, FL – March 18, 2009 — VeriChip Corporation (NASDAQ:CHIP) (“VeriChip”), a provider of radio frequency identification (RFID) systems for healthcare and patient-related needs, announced today that it has entered into a development and supply agreement with Medical Components, Inc. (“Medcomp”), a leading global manufacturer of vascular access catheters, to develop and manufacture a RFID microchip for implantation into Medcomp’s vascular access medical devices on an exclusive basis. The initial term of the agreement is five years totaling more than $3.0 million over the life of the agreement, assuming successful completion of the development of the new, smaller microchip and Medcomp’s receipt of approval from the U.S. Food and Drug Administration (“FDA”) of the vascular port containing the microchip. VeriChip will receive a product development fee for the new, smaller RFID microchip, the development of which is expected to be completed within 90 days. Additionally, Medcomp will buy scanners from VeriChip for use by healthcare professionals nationwide in order to identify a patient’s vascular port for correct medication dosage.

Scott R. Silverman, Chairman of VeriChip, said, “This agreement with Medcomp is a validation of our technology for healthcare applications above and beyond our core market of patient identification. Not only will we be selling a smaller version of our microchip, but we also expect to offer the VeriMed™ Health Link patient identification service at a reduced rate to all patients who receive a Medcomp vascular port.”

“We are confident we will complete development of the new microchip, which is more than 30 percent smaller than our existing microchip, in the very near future, thereby enabling Medcomp to move forward with the FDA approval process,” continued Silverman. “This is an important step forward for our company and an exciting partnership.”

Timothy Schweikert, President of Medcomp, said, “We believe this agreement with VeriChip will help to further differentiate our product from our competitors, expanding our market advantage. By affirmatively identifying the particular type of vascular access device a patient has prior to treatment, we are increasingly ensuring patient safety. Because both our vascular catheter and VeriChip’s RFID microchip are already FDA-cleared devices, we anticipate a smooth submission and approval process with the FDA.”

About VeriChip Corporation
VeriChip Corporation, headquartered in Delray Beach, Florida, has developed the VeriMed™ Health Link System for rapidly and accurately identifying people who arrive in an emergency room and are unable to communicate. This system uses the first human-implantable passive RFID microchip, cleared for medical use in October 2004 by the United States Food and Drug Administration. To complement its healthcare division, VeriChip Corporation established VeriGreen Energy Corporation in March 2009 to focus and invest in the clean and alternative energy sector.

For more information on VeriChip, please call 1-800-970-2447, or e-mail info@verichipcorp.com. Additional information can be found online at www.verichipcorp.com.

About Medcomp
Medcomp® develops, manufactures, markets and supports cutting-edge vascular access devices and accessories to meet the clinical needs of the medical industry, particularly in the fields of interventional medicine and dialysis. Through innovations like the Tesio® and Split Cath III, Medcomp has set the standard in for Dialysis and Venous Access Catheters.

Additional information can be found online at www.medcompnet.com

Statements about VeriChip’s future expectations, including future revenues and earnings from the sale of these smaller microchips to Medcomp, its ability to complete development of the smaller microchip within the allotted time frame, its ability to successfully manufacture the smaller microchip and supply such microchip to Medcomp according to the terms of the agreement, and Medcomp’s ability to receive FDA approval, and all other statements in this press release other than historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and VeriChip’s actual results could differ materially from expected results. Additional information about these and other factors that could affect the Company’s business is set forth in the Company’s various filings with the Securities and Exchange Commission, including those set forth in the Company’s 10-K filed on February 12, 2009, under the caption “Risk Factors.” The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this statement or to reflect the occurrence of unanticipated events, except as required by law.

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CONTACTS:
VeriChip Corporation
Allison Tomek
(561) 805-8008
atomek@verichipcorp.com

Medcomp
Michael Cellini
(800) 220-3791
mcellini@medcompnet.com